UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 10, 2008
Date of Report (Date of earliest event reported)

CONSTITUTION MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 300 - 1055 West Hastings Street Vancouver, British Columbia, Canada	V6E 2E9
(Address of principal executive offices)	(Zip Code)

(604) 612-4847
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on January 10, 2008, the Board of Directors (the "Board") of Constitution Mining Corp. (the "Company") accepted the resignation of D. James MacKenzie as a Director of the Company and also accepted the resignation of Gary Joseph Artmont as the President, Chief Executive Officer and Principal Executive Officer of the Company. Mr. Artmont will continue to serve as a Director of the Company.

Also effective on January 10, 2008, the Board of the Company accepted the consents of Willem Fuchter to act as the President, Chief Executive Officer, Principal Executive Officer of the Company and as a Director of the Company.

Willem Fuchter, Ph.D., P. Geo., has over twenty years of experience in the exploration and mining industry. From 2004 to present, Dr. Fuchter has served as an independent consultant to various mining companies in Argentina, Brazil, Chile, Ecuador, Peru and Venezuela. From 2002 to 2004, Dr. Fuchter served as a project manager and coordinator of a gold generative program for the Ivanhoe Group of Companies in China. Dr. Fuchter was the co-founder and director of OreGalore Inc., where he worked from 2000 to 2002. Previously, Dr. Fuchter served in executive and managerial positions at a number of mining companies with operations in South America, Africa and Canada. Dr. Fuchter earned a Ph.D. from Queen's University, Kingston, Canada, and is a member of the Association of Professional Geoscientists of Ontario. Dr. Fuchter has served on the Board of Directors of a number of non-reporting companies in the exploration and mining industry.

As a result of the changes described above, the Company's current officers and directors are as follows:
Name	Position
Willem Fuchter	President, Chief Executive Officer, Principal Executive Officer and Director
Daniel Hunter	Chief Operating Officer and Director
Pat Gorman	Director and Chairman of the Board
Hernan Zaballa	Director and Vice President (not an executive officer position)
Gary Joseph Artmont	Director
Harold Gershuny	Director
Duncan Large	Director
Kenneth Phillippe	Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer
David Smith	Vice President of Corporate Communications (not an executive officer position)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONSTITUTION MINING CORP.
DATE: January 11, 2008	"Daniel Hunter" Name: Daniel Hunter Title: Chief Operating Officer and a Director

__________